Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Declares Two Monthly Distributions of $0.0625

Per Share

PHILADELPHIA, May 19, 2009 – On May 6, 2009, the Board of Directors of FS Investment Corporation (“FSIC”) declared two monthly distributions of $0.0625 per share. The first distribution will be payable on June 30, 2009 to shareholders of record as of May 29, 2009. The second distribution of $0.0625 per share will be payable on June 30, 2009 to shareholders of record as of June 23, 2009.

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. FSIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

FSIC’s affiliate, Franklin Square Holdings, L.P., has agreed to reimburse it for expenses in an amount that is sufficient to ensure that its net investment income and net short-term capital gains are equal to or greater than the cumulative cash distributions paid to its stockholders in each quarter. Under this arrangement, no portion of FSIC’s cash distributions is expected to represent a return of capital for its stockholders. Franklin Square Holdings expects to continue such reimbursements at least through June 2009, and intends to continue such reimbursements thereafter until it deems that FSIC has achieved scale that is sufficient to ensure that it bears a reasonable level of expenses in relation to its income. The specific amount of expenses reimbursed by FSIC’s sponsor will be calculated at the end of each quarter. Franklin Square Holdings is controlled by FSIC’s president and chief executive officer, Michael Forman, and its director, David Adelman.

About FS Investment Corporation

FS Investment Corporation (“FSIC”) is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, and seeks to protect principal first and foremost while pursuing its investment objectives of producing current income and, secondarily, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO/Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.